Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Amy Chiconas 843-746-8197 media@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Ingevity names Mary Dean Hall as executive vice president and chief financial officer

NORTH CHARLESTON, S.C., March 24, 2021 – Ingevity Corporation (NYSE:NGVT) today announced that it has named Mary Dean Hall as executive vice president and chief financial officer (CFO), effective April 19, 2021. The CFO role was previously held by John C. Fortson who was named the company’s president and CEO on September 1, 2020.

“Mary brings to Ingevity deep experience in the finance profession that will bolster an already strong finance team,” said Fortson. “Mary’s background includes relevant chemical industry experience and a history of supporting growth initiatives. We’re incredibly excited to have an executive of Mary’s caliber joining us at Ingevity.”

Hall is currently senior vice president, CFO and treasurer for Quaker Houghton. She joined the company in 2015 and her responsibilities have included managing the finance organization, corporate development, internal audit, enterprise risk management and insurance, and investor relations, as well as providing senior leadership to the IT organization. Prior to joining Quaker Houghton, Hall was vice president and treasurer with Eastman Chemical Company. During her 20-year tenure with Eastman, she held various senior-level financial positions of increasing responsibility. Prior to Eastman, Hall held financial and banking positions with Nalco Chemical Company and various banks, including Citibank and First Chicago (now J.P. Morgan).

In addition, Hall was elected to the board of directors of Applied Industrial Technologies (NYSE:AIT) in August of 2019, where she serves on the Audit and Governance committees. Hall holds a bachelor’s degree in management science from the University of California – San Diego and a Master’s of Business Administration degree from the University of California – Los Angeles.

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.